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                                                                     Exhibit 8.1


                           [Nixon Peabody letterhead]


                                    Suite 900
                              401 9th Street, N.W.
                           Washington, D.C. 20004-2128
                                 (202) 585-8000
                               Fax: (202) 585-8080


                                 August 16, 2001

Board of Directors
Borel Bank & Trust Company
160 Bovet Road
San Mateo, California 94402


Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of Borel Acquisition Corp. ("Merger Subsidiary"), to be organized as a California corporation and a wholly-owned subsidiary of Boston Private Financial Holdings, Inc. ("Boston Private"), a Massachusetts corporation, with and into Borel Bank & Trust Company ("Borel"), a California corporation (the "Merger").

         In connection with the preparation of this opinion, we have made such legal and other investigation as we have deemed appropriate and have examined the following documents (including all exhibits and schedules thereto): (i) the Agreement and Plan of Reorganization dated June 27, 2001, by and between Borel and Boston Private (the "Agreement"), (ii) the Registration Statement on Form S-4, filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) letters containing representations and certifications made to us by the Borel and Boston Private, and (iv) such other instruments and documents related to the formation, organization and operation of Merger Subsidiary, Boston Private and Borel or to the consummation of the merger of Merger Subsidiary into Borel and the transactions contemplated thereby as we have deemed necessary or appropriate. Our opinion is based upon the completeness and accuracy of the factual and other information contained in these documents and the consummation of the Merger in the manner described therein. Our opinion is also based on current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions, all of which are subject to change, possibly with retroactive effect. Capitalized terms used but not defined herein have the meanings specified in the Agreement.

         Our opinion does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Agreement or the Merger and, in particular, does not address tax consequences to taxpayers that are subject to special treatment under the federal income tax laws (such as persons who hold restricted stock or stock options or who otherwise received compensation for


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Board of Directors
August 16, 2001
Page 2


services in the form of stock, options or other interests in Borel common stock, financial institutions, dealers in securities, tax-exempt organizations, insurance companies, persons holding Borel common stock as part of a hedge, straddle or conversion transaction, persons subject to the alternative minimum tax, and non-U.S. taxpayers) or any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

         Based upon the foregoing, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that (i) subject to (iv) below, no gain or loss will be recognized by the holders of Borel common stock upon the exchange of Borel common stock solely for Boston Private common stock pursuant to the merger; (ii) the tax basis of the Boston Private common stock received by a Borel shareholder pursuant to the Merger, including any fractional shares deemed received (as described in (iv) below), will be the same as the tax basis of Borel common stock surrendered in exchange therefore; (iii) the holding period of the Boston Private common stock received by a shareholder of Borel pursuant to the Merger will include the period during which Borel common stock surrendered in exchange therefore was held by such Borel shareholder, provided Borel common stock is a capital asset in the hands of the Borel shareholder at the time of the merger; (iv) cash received by a Borel shareholder in lieu of a fractional share interest in Boston Private common stock will generally be treated as received in redemption of such fractional share interest, and a Borel shareholder will generally recognize gain or loss, subject to the provisions and limitations of section 302 of the Code, which will be capital gain or loss provided Borel common stock was a capital asset in the hands of the Borel shareholder at the time of the merger. For United States federal income tax purposes, the gain or loss is measured by the difference between the amount of cash received and the portion of the tax basis of the share of Borel common stock allocable to such fractional share interest; and (v) cash received by a dissenting shareholder of Borel will be treated as having been received by such shareholder as a distribution in redemption of his or her Borel common stock, subject to the provisions and limitations of section 302 of the Code. If, as a result of such distribution, a shareholder owns no Boston Private common stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for his or her Borel common stock, as provided in section 302(a) of the Code. Under section 1001 of the Code, gain (or subject to the limitations of section 267 of the Code) loss will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the Borel common stock surrendered.

         We participated in the preparation of the Registration Statement. We hereby confirm that the conclusions of law with respect to federal income tax matters set forth in the Registration Statement under the heading "Material United States Federal Income Tax Consequences" are accurate and complete in all material respects.


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Board of Directors
August 16, 2001
Page 3


         This opinion is intended solely for your benefit in connection with the transactions described above and may not be otherwise communicated to, reproduced, filed publicly or relied upon by any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Nixon Peabody LLP

                                                Nixon Peabody LLP